Exhibit 107

Calculation of Filing Fee Tables

Form S-1

BRB Foods Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (2)	Rule 457(o)			$9,200,000	0.00014760	$1,357.92
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share(1) (2)	Rule 457(o)	2,538,267		$10,153,068	0.00014760	$1,498.59
Fees to Be Paid	Equity	Representative’s Warrants	Rule 457(o)
Fees to Be Paid	Equity	Common Stock, Underlying Representatives Warrants(2)	Rule 457(o)			$644,000	0.00014760	$95.05
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts						$19,997,068		$2,951.56
Total Fees Previously Paid								$0.00
Total Fee Offsets								$0.00
Net Fee Due								$2,951.56

(1)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of 2,538,267 shares of common stock previously issued to the selling stockholders as named in the Resale Prospectus. Assumes an offering price per share of $4.00 solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes the shares of common stock that the underwriters have the option to purchase to cover any over-allotments.